Exhibit 99.1

News Release
FIS Reports First Quarter 2023 Results
•Increased first quarter revenue 1% on a GAAP basis and 3% on an organic basis to $3.5 billion
•Generated first quarter GAAP Diluted EPS of $0.24 and Adjusted EPS of $1.29
•Announces increase to full-year 2023 outlook
JACKSONVILLE, Fla., April 27, 2023 - FIS® (NYSE:FIS), a global leader in financial services technology, today reported its first quarter 2023 results.

“We are very pleased with our strong start to the year, surpassing our financial targets for the first quarter, raising our full-year guidance and making meaningful progress with our previously announced spin-off of our Merchant business,” said FIS CEO and President Stephanie Ferris. “We are also beginning to see positive results from our Future Forward enterprise transformation program and its focus on driving a more efficient, effective and growth-enabled FIS. As economies remain challenged by macroeconomic uncertainties, FIS’ diversified client base remains a position of strength and we are continuing to unlock financial technology for our clients to drive the financial world forward.”

First Quarter 2023
On a GAAP basis, consolidated revenue increased 1% as compared to the prior-year period to approximately $3.5 billion. Net earnings attributable to common stockholders were $140 million or $0.24 per diluted share.

On an organic basis, consolidated revenue increased 3% as compared to the prior-year period primarily due to strong recurring revenue growth and professional services in Banking, increased Merchant volumes and continued strength in Capital Markets. Adjusted EBITDA margin contracted by 190 basis points (bps) over the prior-year period to 38.7%. Adjusted net earnings were approximately $767 million, and Adjusted EPS decreased by 12% as compared to the prior-year period to $1.29 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended March 31,
			%	Constant	Organic
	2023	2022	Change	Currency	Growth
Revenue	$3,510	$3,492	1%	2%	3%
Banking Solutions	1,685	1,659	2%	2%	2%
Merchant Solutions	1,105	1,112	(1)%	2%	2%
Capital Market Solutions	663	627	6%	7%	7%
Corporate and Other	57	94	(39)%	(37)%
Adjusted EBITDA	$1,359	$1,418	(4)%
Adjusted EBITDA Margin	38.7%	40.6%	(190) bps
Net earnings attributable to FIS common stockholders (GAAP)	$140	$120	17%
Diluted EPS (GAAP)	$0.24	$0.20	20%
Adjusted net earnings	$767	$904	(15)%
Adjusted EPS	$1.29	$1.47	(12)%

Operating Segment Information
• Banking Solutions:
First quarter revenue increased by 2% on a GAAP basis, and 2% on an organic basis as compared to the prior-year period to $1.7 billion primarily due to higher recurring revenue from processing volumes and professional services. Adjusted EBITDA margin contracted by 250 basis points as compared to the prior-year period to 40.1% primarily driven by revenue mix.

• Merchant Solutions:
First quarter revenue decreased by 1% on a GAAP basis, and increased 2% on an organic basis as compared to the prior-year period to $1.1 billion primarily due to ongoing e-commerce strength and increased volumes. Adjusted EBITDA margin contracted by 350 basis points to 43.5% primarily due to revenue mix. In the quarter, global volume increased 7% on a reported basis, and 9% on a constant currency basis, as compared to the prior-year period to $551 billion. US volume increased 7%, and transactions increased 6% as compared to the prior-year period.

Additional Merchant Disclosure

	Three Months Ended March 31,
					%	Constant
	2023		2022		Change	Currency
Revenue ($M)	$	$1,105	$	$1,112	(1)%	2%
Global Volume[1] ($B)		$551		$517	7%	9%
US Volume[1] ($B)		$411		$383	7%
Transactions[2] (B)		12.1		11.4	6%

1 Volume refers to the total dollar value of the transactions processed during the stated period.
2 Transaction refers to an instance of buying or selling a good or service in exchange for money.

•Capital Market Solutions:
First quarter revenue increased by 6% on a GAAP basis, and 7% on an organic basis as compared to the prior-year period to $663 million primarily due to strong recurring revenue growth. Adjusted EBITDA margin expanded by 30 basis points over the prior-year period to 48.2% primarily due to strong contribution margins from revenue growth.

•Corporate and Other:
Revenue decreased by 39% as compared to the prior-year period to $57 million primarily due to the divestitures of non-strategic businesses. Adjusted EBITDA loss was $118 million, including $133 million of corporate expenses.

Consistent with historical practice, the Company regularly assesses its portfolio of assets and reclassified certain businesses from Capital Markets to Banking Solutions and to the Corporate and Other segment in the quarter ended March 31, 2023, and recast all prior-period segment information presented. Revenue from the reclassified businesses during the quarter ended March 31, 2023, represented less than 1% of consolidated revenue for the period.

Balance Sheet and Cash Flows
As of March 31, 2023, debt outstanding totaled $20.0 billion. First quarter net cash provided by operating activities was $632 million, and free cash flow was $641 million. In the quarter, the Company returned $309 million of capital to shareholders through dividends paid. The Company remains committed to maintaining a targeted dividend payout ratio of 35% of adjusted net earnings.

Update on Enterprise Transformation Program (Future Forward)
As of March 31, 2023, the Company achieved annualized Future Forward cash savings over $210 million. Savings included over $100 million of operational expense savings and over $110 million of capital expense savings. The Company is reiterating its previously communicated target of $1.25B of expected cash savings across the enterprise exiting 2024 (on a run-rate basis, with respect to operational and capital expense savings), prior to the effects of the planned spin-off of the Merchant Solutions business.

Planned Spin-Off of Merchant Solutions Business Update
The Company continues to make progress on the tax-free spin-off of its Merchant Solutions business. The planned separation will create two independent companies with enhanced strategic and operational focus and enable more tailored capital allocation and investment decisions to unlock growth. As previously communicated, the spin-off, which is subject to customary conditions, is expected to be completed by early 2024.

Second Quarter and Full-Year 2023 Guidance

($ millions, except share data)	2Q 2023	FY 2023
Revenue	$3,675 - $3,725	$14,285 - $14,535
Diluted EPS (GAAP)	$0.30 - $0.40	$1.30 - $1.80
Adjusted EPS (Non-GAAP)	$1.45 - $1.50	$5.76 - $6.06

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:00 a.m. (EDT) on Thursday, April 27, 2023. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for financial institutions and businesses of all sizes and across any industry globally. We enable the movement of commerce by unlocking the financial technology that powers the world’s economy. Our employees are dedicated to advancing the way the world pays, banks and invests through our trusted innovation, system performance and flexible architecture. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with

Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature or that otherwise improve the comparability of operating results across reporting periods by their exclusion. These include, among others, the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, accruals and estimates, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company and, following the proposed spin-off of the Merchant Solutions business, the Company’s and the Merchant Solutions business’ sales pipelines and anticipated profitability and growth, assumptions and strategies of the Company and the Merchant Solutions business following the proposed spin-off, the anticipated benefits of the spin-off, the expected timing of completion of the spin-off, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;

•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•risks associated with the impact or terms of the previously announced proposed spin-off of the Company’s Merchant Solutions business, including the impact on our businesses, resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, governmental authorities, suppliers, employees and other business counterparties;
•risks associated with the expected benefits of the proposed spin-off, including the risk that the expected benefits of the proposed spin-off will not be realized within the expected timeframe, in full or at all, and the risk that conditions to the proposed spin-off will not be satisfied and/or that the proposed spin-off will not be completed within the expected timeframe, on the expected terms or at all;
•failure to obtain the expected qualification of the proposed spin-off as a tax-free transaction for U.S. federal income tax purposes, including whether or not an IRS ruling will be obtained;
•the risk that any consents or approvals required in connection with the proposed spin-off will not be received or obtained within the expected timeframe, on the expected terms or at all;
•risks associated with expected financing transactions undertaken in connection with the proposed spin-off and risks associated with indebtedness incurred in connection with the proposed spin-off, including the potential inability to access or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade;
•the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the proposed spin-off will exceed our estimates or otherwise adversely affect our business or operations;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•major bank failures or sustained financial market illiquidity;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, in our quarterly reports on Form 10-Q, in our current reports on Form 8-K and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
April 27, 2023

Exhibit A    Condensed Consolidated Statements of Earnings - Unaudited for the three months ended March 31, 2023 and 2022

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of March 31, 2023, and December 31, 2022

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the three months ended March 31, 2023 and 2022

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three months ended March 31, 2023 and 2022

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months ended March 31, 2023 and 2022

Exhibit F    Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the three months ending June 30, 2023, and year ending December 31, 2023

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended March 31,
	2023	2022
Revenue	$3,510	$3,492
Cost of revenue	2,169	2,242
Gross profit	1,341	1,250
Selling, general, and administrative expenses	1,004	1,035
Asset impairments	—	58
Operating income	337	157
Other income (expense):
Interest expense, net	(137)	(43)
Other income (expense), net	(11)	61
Total other income (expense), net	(148)	18
Earnings before income taxes	189	175
Provision (benefit) for income taxes	48	54
Net earnings	141	121
Net (earnings) loss attributable to noncontrolling interest	(1)	(1)
Net earnings attributable to FIS common stockholders	$140	$120

Net earnings per share-basic attributable to FIS common stockholders	$0.24	$0.20
Weighted average shares outstanding-basic	592	610
Net earnings per share-diluted attributable to FIS common stockholders	$0.24	$0.20
Weighted average shares outstanding-diluted	593	614

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,871	$2,188
Settlement assets	4,425	5,855
Trade receivables, net	3,476	3,699
Other receivables	486	493
Prepaid expenses and other current assets	708	583
Total current assets	10,966	12,818
Property and equipment, net	838	862
Goodwill	34,424	34,276
Intangible assets, net	8,531	8,956
Software, net	3,222	3,238
Other noncurrent assets	1,988	2,048
Deferred contract costs, net	1,109	1,080
Total assets	$61,078	$63,278

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,465	$2,754
Settlement payables	5,331	6,752
Deferred revenue	825	788
Short-term borrowings	3,968	3,797
Current portion of long-term debt	2,139	2,133
Total current liabilities	14,728	16,224
Long-term debt, excluding current portion	13,905	14,207
Deferred income taxes	3,494	3,550
Other noncurrent liabilities	1,847	1,891
Total liabilities	33,974	35,872

Redeemable noncontrolling interest	—	180

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,802	46,735
(Accumulated deficit) retained earnings	(15,141)	(14,971)
Accumulated other comprehensive earnings (loss)	(364)	(360)
Treasury stock, at cost	(4,206)	(4,192)
Total FIS stockholders’ equity	27,097	27,218
Noncontrolling interest	7	8
Total equity	27,104	27,226
Total liabilities, redeemable noncontrolling interest and equity	$61,078	$63,278

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Three months ended March 31,
	2023	2022
Cash flows from operating activities:
Net earnings	$141	$121
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	895	1,013
Amortization of debt issuance costs	8	7
Asset impairments	—	58
Stock-based compensation	20	57
Deferred income taxes	(41)	(112)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	214	62
Settlement activity	(189)	(162)
Prepaid expenses and other assets	(153)	(152)
Deferred contract costs	(118)	(73)
Deferred revenue	61	55
Accounts payable, accrued liabilities and other liabilities	(206)	22
Net cash provided by operating activities	632	896

Cash flows from investing activities:
Additions to property and equipment	(48)	(108)
Additions to software	(231)	(304)
Settlement of net investment hedge cross-currency interest rate swaps	(10)	135
Other investing activities, net	(4)	(13)
Net cash provided by (used in) investing activities	(293)	(290)

Cash flows from financing activities:
Borrowings	20,233	15,902
Repayment of borrowings and other financing obligations	(20,582)	(16,609)
Debt issuance costs	(2)	—
Net proceeds from stock issued under stock-based compensation plans	47	33
Treasury stock activity	(14)	(77)
Dividends paid	(309)	(287)
Payments on tax receivable agreement	(94)	(46)
Purchase of noncontrolling interest	(173)	—
Other financing activities, net	(2)	(1)
Net cash provided by (used in) financing activities	(896)	(1,085)

Effect of foreign currency exchange rate changes on cash	86	(103)
Net increase (decrease) in cash, cash equivalents and restricted cash	(471)	(582)
Cash, cash equivalents and restricted cash, beginning of period	4,813	4,283
Cash, cash equivalents and restricted cash, end of period	$4,342	$3,701

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

							Exhibit D

	Three months ended March 31,
	2023			2022
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth (1)
Banking Solutions	$1,685	$8	$1,693	$1,659	$—	$1,659	2%
Merchant Solutions	1,105	25	1,130	1,112	—	1,112	2%
Capital Market Solutions	663	10	673	627	—	627	7%
Corporate and Other	57	1	59	94	—	94	N/A
Total	$3,510	$44	$3,555	$3,492	$—	$3,492	3%

Amounts in table may not sum or calculate due to rounding.

(1)Total organic growth excludes Corporate and Other.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Three months ended
	March 31, 2023	March 31, 2022
Net cash provided by operating activities	$632	$896
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	99	136
Settlement activity	189	162
Adjusted cash flows from operations	920	1,194
Capital expenditures (2)	(279)	(408)
Free cash flow	$641	$786

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three months ended March 31, 2023 and 2022, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $16 million and $24 million for the three months ended March 31, 2023 and 2022, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $4 million for the three months ended March 31, 2022.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended March 31,
	2023	2022
Net earnings attributable to FIS common stockholders	$140	$120
Provision (benefit) for income taxes	48	54
Interest expense, net	137	43
Other, net	12	(60)

Operating income, as reported	337	157
Depreciation and amortization, excluding purchase accounting amortization	347	363
Non-GAAP adjustments:
Purchase accounting amortization (1)	548	650
Acquisition, integration and other costs (2)	127	190
Asset impairments (3)	—	58
Adjusted EBITDA	$1,359	$1,418

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended March 31,
	2023	2022
Earnings before income taxes	$189	$175
(Provision) benefit for income taxes	(48)	(54)
Net (earnings) loss attributable to noncontrolling interest	(1)	(1)
Net earnings attributable to FIS common stockholders	140	120
Non-GAAP adjustments:
Purchase accounting amortization (1)	548	650
Acquisition, integration and other costs (2)	146	242
Asset impairments (3)	—	58
Non-operating (income) expense (4)	11	(61)
(Provision) benefit for income taxes on non-GAAP adjustments	(78)	(105)
Total non-GAAP adjustments	627	784
Adjusted net earnings	$767	$904

Net earnings per share-diluted attributable to FIS common stockholders	$0.24	$0.20
Non-GAAP adjustments:
Purchase accounting amortization (1)	0.92	1.06
Acquisition, integration and other costs (2)	0.25	0.39
Asset impairments (3)	—	0.09
Non-operating (income) expense (4)	0.02	(0.10)
(Provision) benefit for income taxes on non-GAAP adjustments	(0.13)	(0.17)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.29	$1.47
Weighted average shares outstanding-diluted	593	614

Amounts in table may not sum or calculate due to rounding.

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months ended March 31, 2023 and 2022.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. This item also includes $26 million for the three months ended March 31, 2022, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company's platform modernization. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs primarily comprised of the following:

	Three months ended
	March 31,
	2023	2022

Acquisition and integration	$9	$48
Enterprise transformation, including Future forward and platform modernization	76	80
Severance and other termination expenses associated with enterprise cost control initiatives and changes in senior management	28	11
Planned spin-off of the Merchant Solutions business	11	—
Stock-based compensation, primarily from certain performance-based awards	—	24
Other, including divestiture-related expenses, enterprise costs control and other initiatives	3	28
Subtotal	127	190
Accelerated amortization (a)	19	52
Total	$146	$242
Amounts in table may not sum due to rounding.

(a)For purposes of calculating Adjusted net earnings, this item includes incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization. The incremental amortization expenses are included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

(3)For the three months ended March 31, 2022, this item primarily includes impairment of real estate-related assets as a result of office space reductions.

(4)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS ON GUIDANCE — UNAUDITED
(In millions, except per share amounts)
Exhibit F

	Three months ending		Year ending
	June 30, 2023		December 31, 2023
	Low	High	Low	High

Net earnings per share-diluted attributable to FIS common stockholders	$0.30	$0.40	$1.30	$1.80

Estimated adjustments (1)	1.15	1.10	4.46	4.26

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.45	$1.50	$5.76	$6.06

(1)Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, and other items, net of tax impact.